SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant |X| Filed by a Party other than the Registrant |_|

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|_|	Preliminary Proxy Statement.
|_|	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
|_|	Definitive Proxy Statement.
|X|	Definitive Additional Materials.
|_|	Soliciting Material Pursuant to Sec. 240.14a-12.

BlackRock California Municipal Income Trust
BlackRock California Investment Quality Municipal Trust Inc.
BlackRock California Insured Municipal Income Trust
BlackRock California Municipal Bond Trust
BlackRock California Municipal Income Trust II

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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November 6, 2009

Dear Shareholder:

I am writing to you directly to request your assistance. BlackRock California Investment Quality Municipal Trust Inc. (NYSE Amex: RAA) is asking its shareholders to approve the proposed reorganization of RAA into BlackRock California Municipal Income Trust (NYSE: BFZ). As more fully explained in the Joint Proxy Statement/Prospectus which accompanied our original mailing, we believe that the reorganizations will benefit each fund's shareholders.

Each fund's Board of Directors has unanimously approved the reorganization.

We recently mailed you proxy materials relating to proposals to be voted on at the November 30, 2009 Joint Special Shareholder Meeting but our records indicate that we have not received your vote. In order to avoid incurring further expenses by the funds, we are asking you to take a moment to submit your vote.

You can vote quickly and easily using one of the following methods:

•	Speak to a live Proxy Specialist by calling 1-866-704-4427. We can answer any of your questions and record your vote. (Open: M-F 9am - 11 pm, Sat 12pm - 6pm EST)
•	Mail in your signed proxy card in the envelope provided.
•	Call the phone number on the proxy card and enter the control number printed on the card and follow the touchtone prompts.
•	Log on to the website noted on your proxy card, enter your control number printed on the card and vote by following the on-screen prompts.

Every vote counts!

The Joint Proxy Statement/Prospectus relating to the proposed reorganization contains important information and shareholders are urged to read it. Free copies of the Joint Proxy Statement/Prospectus are available by calling BlackRock at (800) 882-0052 or on the Securities and Exchange Commission's web site at www.sec.gov.

Thank you for your help with this important matter.

Sincerely,

/s/ Anne F. Ackerley

Anne F. Ackerley
President and Chief Executive Officer